EXHIBIT 4.1
                             DEL LABORATORIES, INC.
                                 1994 STOCK PLAN
                     AS AMENDED AND RESTATED ON MAY 23, 2002

           1. PURPOSES. The 1994 Stock Plan, as amended and restated (the "Plan"), is intended to promote the interests of Del Laboratories, Inc. (the "Company") and its stockholders by providing an incentive and reward for those persons who are in a position to contribute substantially to the progress and success of the Company and its subsidiaries, including executive officers, other employees, non-employee consultants and other persons providing services, and thereby encourage such persons to put forth their greatest efforts to secure such progress and success; to closely align the interests of such persons with the interests of stockholders of the Company by linking rewards hereunder to stock performance; to retain in the Company and its subsidiaries the benefits of the services of such persons by providing a means by which competitive compensation may be offered; and to attract to the service of the Company new employees, consultants and service providers of high quality. The Plan is intended to qualify certain compensation awarded under the Plan as "performance-based" compensation under Code Section 162(m) to the extent deemed appropriate by the Committee which administers the Plan.

           2. DEFINITIONS. In addition to terms defined elsewhere in the Plan, the following terms used in the Plan shall have the meanings set forth below:

                     (a) "Annual Limit" shall have the meaning defined in
           Section 5.

                     (b) "Award" shall mean any Option, LSAR, Restricted Stock, Deferred Stock, Shares granted as a bonus or in lieu of other awards, Dividend Equivalent, or Other Share-Based Award, or any other right or interest granted to a Participant under the Plan.

                     (c) "Board of Directors" and "Board" shall mean the Board of Directors of the Company as constituted from time to time.

                     (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include regulations and proposed regulations thereunder and successor provisions and regulations thereto.

                     (e) "Committee" shall mean a committee of two or more directors designated by the Board to administer the Plan, subject to
           Section 3(a); provided, however, that directors appointed as members of the Committee shall not be employees of the Company or any subsidiary. In appointing members of the Committee, the Board will consider whether a member is or will be a Qualified Member, but such members are not required to be Qualified Members at the time of appointment or during their term of service on the Committee. Initially, the Stock Option Committee of the Board shall be the Committee hereunder.

                     (f) "Covered Employee" shall mean a person who is an executive officer deemed by the Committee, prior to the 90th day of a given fiscal year but in no event later than expiration of 25% of the performance period, as reasonably likely to be a "named executive officer" in the Summary Compensation Table of the Company's proxy statement reporting compensation paid to such person for such fiscal year and whose compensation over $1 million potentially would be subject to restrictions on deductibility under Section 162(m) of the Code; provided, however, that the Committee may determine that a Participant has ceased to be a Covered Employee prior to payout of any Award.



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                     (g) "Deferred Stock" shall mean a right, granted to a
           Participant under Section 6(e), to receive Shares at the end of a specified deferral period.

                     (h) "Dividend Equivalent" shall mean a right, granted to a Participant under Section 6(g), to receive cash, Shares, other Awards, or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

                     (i) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include the rules and regulations thereunder and successor provisions and rules and regulations thereto.

                     (j) "Fair Market Value" of a Share shall be the fair market value as determined by the Committee. If not otherwise determined by the Committee, "Fair Market Value" of a Share shall be the mean of the highest and lowest quoted sales prices of a Share on the composite tape for American Stock Exchange- listed securities (or, if the Common Stock is not listed for trading on the American Stock Exchange, such other principal exchange or the Nasdaq National Market on which such Shares are then listed or quoted) on a specified date; or if such Shares are not then listed on any exchange or quoted in the Nasdaq National Market then the Fair Market Value of such Shares shall be the mean of the high bid and low asked prices of the Shares in the over-the-counter market on the specified date. For this purpose, the specified date may be the day as of which Fair Market Value is to be determined or the preceding trading day, provided that, if no trade was reported or bid/asked prices quoted (as the case may be) for the specified date, the specified date will be the latest preceding date on which a trade was reported or bid/asked prices were quoted.

                     (k) "Incentive Stock Option" or "ISO" shall mean an incentive stock option within the meaning of Section 422 of the Code.

                     (l) "LSAR" or "Limited Stock Appreciation Right" shall mean the right granted to a Participant under Section 6(c) to be paid an amount, in the event of a Change in Control, measured by the appreciation in the Fair Market Value of a Share from the date of grant to the date of exercise of the right, with payment to be made in cash, Shares, or other Awards as specified in the Award or determined by the Committee.

                     (m) "Non-Qualified Stock Option" shall mean an Option which is not an ISO.

                     (n) "Option" shall mean an option for the purchase of Shares granted under Section 6(b) of the Plan, which will be either an ISO or Non-Incentive Stock Option.

                     (o) "Other Share-Based Award" shall mean a right, granted to Participant under Section 6(h), that relates to or is valued by reference to Shares, other Awards relating to Shares, or other property.



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                     (p) "Participant" shall mean a person who has been selected by the Committee to be granted an Award and who continues to have rights or obligations in respect of such Award.

                     (q) "Qualified Member" shall mean a member of the Board who is a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3) and an "outside director" within the meaning of Regulation 1.162-27(e)(3) under Code Section 162(m).

                     (r) "Restricted Stock" shall mean an award of Shares to a Participant under Section 6(d) that may be subject to certain restrictions and to a risk of forfeiture.

                     (s) "Rule 16b-3" shall mean Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

                     (t) "Share" shall mean a share of Common Stock, par value $1.00 per share, of the Company, and such other securities as may be substituted or resubstituted for Shares pursuant to Section 10.

                     (u) "Subsidiary" or "Subsidiaries" shall mean any subsidiary of the Company within the meaning of Section 424 of the Code.

           3. ADMINISTRATION.

           (a) AUTHORITY OF THE COMMITTEE. Except to the extent authority is reserved to the Board under the terms of the Plan, the Company's Certificate of Incorporation or Bylaws, or applicable law, the Committee shall have full authority in its sole discretion to administer the Plan, including, but without limiting the generality of the foregoing, determining the persons to whom Awards shall be granted; the type of Award and the number of Shares to which each Award shall relate; the time of such grants; the terms of payment, if any, relating to any Award; the dates on which Awards may be exercised or the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, and the acceleration of any such dates; the expiration date of Awards; whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property; and all other terms and conditions of Awards. The Committee shall also have full power, in its sole discretion, to interpret the Plan, and to prescribe, amend, and rescind rules and regulations relating thereto and agreements relating to Awards, and to make all other determinations under the Plan, subject to the terms of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan. Notwithstanding the foregoing, the Board may perform any function of the Committee under the Plan, including for the purpose of ensuring that transactions under the Plan by Participants who are then subject to Section 16 of the Exchange Act in respect of the Company are exempt under Rule 16b-3. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires.



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           (b) MANNER OF EXERCISE OF COMMITTEE AUTHORITY.

                     (i) At any time that a member of the Committee is not a Qualified Member, (A) any action of the Committee relating to an Award intended by the Committee to qualify as "performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder may be taken by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, and
           (B) any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company may be taken either by such a subcommittee or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan.

                     (ii) Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its subsidiaries, Participants, beneficiaries, transferees (to the extent permitted hereunder), or other persons claiming rights from or through a Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

                     (iii) The Committee shall select one of its members as its chairman and shall hold meetings at such times and places as it shall deem advisable. Any action of the Committee shall be taken with the approval of a majority of its members present and voting at a meeting duly called and held at which a quorum is present. A majority of the Committee's members shall constitute a quorum. Any action may be taken by a written instrument signed by all members of the Committee and such action shall be fully as effective as if taken by a majority of the members at a meeting duly called and held. The Secretary of the Company shall be ex officio the Secretary of the Committee. The Board may fill any vacancy in the Committee.

                     (iv) The Committee may delegate to officers or managers of the Company or any subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as "performance-based compensation" under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

           (c) LIMITATION OF LIABILITY. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any Subsidiary, the Company's independent certified public accountants, or any executive compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company or a Subsidiary acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and such persons shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.



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           4. SHARES SUBJECT TO THE PLAN.

                     (a) NUMBER OF SHARES RESERVED AND AVAILABLE. Subject to adjustment as provided in Section 10 hereof, the total number of Shares reserved for delivery to Participants in connection with Awards under the Plan shall be (i) 1,100,000 plus (ii) the 100,000 Shares that were originally authorized and reserved in 1994 for Awards under the Plan. If any Shares subject to an Award or an award outstanding under the 1984 Plan or the 1971 Plan (an "Existing Plan Award") at or after the effective date of the Plan are forfeited or such Award or Existing Plan Award is settled in cash or otherwise terminates or is settled without delivery of Shares to the Participant, such number of Shares shall also be available for new Awards under the Plan. In addition, Shares withheld in payment of taxes relating to any such Award or Existing Plan Award, and a number of Shares subject to such Award or Existing Plan Award equal to the number surrendered in payment of any exercise or purchase price or in payment of taxes relating to any such Award or Existing Plan Award, shall likewise be deemed to constitute Shares not delivered to the Participant and shall be deemed to be available for new Awards under the Plan. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or a Subsidiary, Shares issued or issuable in connection with such substitute Award shall not be counted against the number of Shares reserved under the Plan, but shall be deemed to be available under the Plan by virtue of the Company's assumption of the plan or arrangement of the acquired company or business.

                     (b) SHARE COUNTING RULES. The Committee may adopt procedures for the counting of Shares under this Section 4 to ensure appropriate counting, avoid double counting (as in the case of tandem or substitute Awards), and provide for adjustments in any case in which the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award or award. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Treasury Shares.

           5. PERSONS ELIGIBLE; ANNUAL LIMITATIONS. Persons eligible to receive Awards shall be the executive officers of the Company, other employees of the Company and its Subsidiaries, non-employee consultants and other persons providing substantial services to the Company and its Subsidiaries, and any person who has been offered employment by the Company or a Subsidiary, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a Subsidiary. In each calendar year during any part of which the Plan is in effect, a Participant may be granted Awards under each of Section 6(b), 6(c), 6(d), 6(e), 6(f), 6(g) or 6(h) relating to up to the Participant's Annual Limit (such Annual Limit to apply separately to Awards under each subsection). A Participant's Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal 500,000 shares plus the amount of the Participant's unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment as provided in Section 10. In the case of an Award which is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying Treasury Regulation 1.162-27(e)(4), no Participant may be paid during any calendar year an amount that exceeds his or her Annual Limit, which for this purpose shall equal the Fair Market Value of the Annual Limit specified in the preceding sentence, as of the date of grant or the date of settlement of the Award, whichever is the greater (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding sentence).



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           6. SPECIFIC TERMS OF AWARDS.

           (a) GENERAL. Awards may be granted on the terms and conditions set forth in this Section 6 and otherwise in accordance with the Plan. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 12(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. Except to the extent other forms of consideration must be paid to satisfy the requirements of the Delaware General Corporation Law that lawful consideration be paid for Shares or as otherwise determined by the Committee, only services may be required as consideration for the grant (but not the exercise) of any Award.

           (b) OPTIONS. The Committee is authorized to grant Options to Participants on the following terms and conditions:

                     (i) EXERCISE PRICE. The exercise price per Share purchasable under an Option shall be determined by the Committee; PROVIDED, HOWEVER, that, except as provided in Section 7(a), such exercise price shall be not less than the Fair Market Value of a Share on the date of grant of such Option and, in all cases, shall be not less than par value of a Share.

                     (ii) TIME AND METHOD OF EXERCISE. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Shares, other Awards or awards granted under other plans of the Company or its Subsidiaries, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, such as through "cashless exercise" arrangements, to the extent permitted by applicable law), and the methods by which Shares will be delivered or deemed to be delivered to Participants.

                     (iii) ISOS. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that no ISO shall be granted more than ten years after the effective date of the Plan. Anything in the Plan to the contrary notwithstanding, no provision of the Plan relating to ISOs shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless the Participant has first requested the change that will result in such disqualification.

                     (iv) RESTRICTION ON SALE OR DISPOSITION OF SHARES SUBJECT TO NON-QUALIFIED OPTIONS. In connection with the grant of an Option which is not an ISO, the Committee may specify a period of time during which the sale or other disposition of Shares acquired pursuant to such Option shall be restricted, which period shall be not less than six months nor more than three years after exercise of an Option ("Restricted Period"). In the case of such Shares, unless otherwise determined by the Committee:



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                               (A) During the Restricted Period, such Shares may
                     not be sold, transferred, pledged, assigned or otherwise disposed by the holder thereof except that the optionee may offer the Shares to the Company and the Company may purchase up to all the Shares offered, in its sole discretion, during such period at a price equal to the exercise price of the Shares. Furthermore, upon termination of the optionee's employment with or service to the Company or its subsidiaries during the Restricted Period for reasons other than death, disability or retirement due to advanced age, such optionee shall be required, upon written request of the Company made during the Restricted Period, to sell to the Company up to all of the Shares purchased at the exercise price. If the Company does not require such sale, the optionee shall continue to hold such shares subject to the restrictions imposed by this clause (A).

                               (B) After the end of the Restricted Period, in
                     the event the holder of such Shares desires to sell such Shares, such holder shall first offer by written notice such Shares to the Company at the Fair Market Value thereof on the date of such notice and the Company shall have until the close of business on the seventh business day after receipt of such offer to accept it in whole or in part by written notice thereof. If the Company shall elect to purchase such Shares it shall pay cash therefor on the fifth business day following the date of the notice of the acceptance of the offer. If the Company shall not elect to purchase such Shares, the offering holder shall then be free to sell all Shares offered to and not acquired by the Company for a period of 30 days beginning on the first business day after the date the Company gives notice that it does not elect to purchase such Shares or after expiration of the period within which the Company can elect to purchase, whichever is sooner. Upon the expiration of such 30 day period, the holder must again offer the Shares to the Company as aforesaid before any sale thereof. The restrictions contained in this clause (B) shall be applicable to persons who succeed, by will or by reason of the laws of descent and distribution, to the rights of holders of non-ISO Options or Shares acquired upon exercise thereof.

                     (v) RIGHT OF FIRST REFUSAL CONCERNING SHARES SUBJECT TO ISOS. The right of first refusal granted to the Company with respect to the sale or disposition of Shares acquired pursuant to the exercise of a non-ISO set forth in Clause (B) of subparagraph (iv) above may be applicable to Shares acquired pursuant to the exercise of ISOs from the date of exercise of such Options, if and to the extent determined by the Committee.

           (c) LIMITED STOCK APPRECIATION RIGHTS. The Committee is authorized to grant LSARs to Participants on the following terms and conditions:

                     (i) GRANT. The Committee, in connection with any Option, either at the time the Option is granted or any other time thereafter while the Option is outstanding, may grant to any optionee an LSAR entitling the holder, in the event of a Change in Control of the Company, to receive from the Company at any time during the 60-day period following such Change in Control, in lieu of exercising such Option, an amount of cash equal to the excess of (x) the Fair Market Value of a Share as to which the LSAR is exercised (determined as of the effective date of the Change in Control) over (y) the exercise price, times the number of shares as to which such LSAR is exercised.

                     (ii) PAYMENT. An optionee who exercises an LSAR will receive payment of the amount of cash due within 20 business days after such exercise.



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                     (iii) CONDITIONS TO EXERCISE. An LSAR will be exercisable
           only if and to the extent the underlying Option is otherwise exercisable and will be transferable only if and to the extent the Option is otherwise transferable. In the event of the death of an optionee, an LSAR may be exercised following a Change in Control only to the extent the related Option may be exercised by such person's executor or legal representative. In addition, in the case of an ISO, any exercise of an LSAR can only be made when the Fair Market Value of the Shares subject to the ISO exceeds the exercise price of such Option.

                     (iv) TERMINATION. Upon the exercise of an Option pursuant to the Plan, the LSAR relating to the Shares covered by such Option shall terminate. Upon the exercise of an LSAR, the related Option, to the extent the number of Shares with respect to which such LSAR was exercised, shall terminate. If any Option shall expire or terminate for any reason without having been exercised in full, the LSAR with respect thereto shall terminate.

           (d) RESTRICTED STOCK. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

                     (i) GRANT AND RESTRICTIONS. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the terms of the Plan and any Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

                     (ii) FORFEITURE. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part in the event of terminations resulting from specified causes.

                     (iii) CERTIFICATES FOR SHARES. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. Unless otherwise determined by the Committee, if certificates representing Restricted Stock are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, the Company shall retain physical possession of the certificates, and the Participant shall have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

                     (iv) DIVIDENDS AND SPLITS. Dividends paid on Restricted Stock shall be either paid at the dividend payment date in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends, or the payment of such dividends shall be deferred and/or the amount or value thereof automatically reinvested in additional Restricted Stock, other Awards, or other investment vehicles, as the Committee shall determine or permit the Participant to elect. Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property has been distributed.



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           (e) DEFERRED STOCK. The Committee is authorized to grant Deferred
Stock to Participants, subject to the following terms and conditions:

                     (i) AWARD AND RESTRICTIONS. Delivery of Shares will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments, or otherwise, as the Committee may determine.

                     (ii) FORFEITURE. Except as otherwise determined by the Committee, upon termination of employment or service (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part in the event of terminations resulting from specified causes.

           (f) BONUS SHARES AND AWARDS IN LIEU OF CASH OBLIGATIONS. The Committee is authorized to grant Shares as a bonus, or to grant Shares or other Awards in lieu of obligations of the Company or a Subsidiary to pay cash under other plans or compensatory arrangements. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee. In the case of any grant of Shares to an executive officer of the Company in lieu of salary, fees or other cash compensation, the number of Shares granted in place of such compensation shall be reasonable, as determined by the Committee.

           (g) DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents to Participants. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

           (h) OTHER SHARE-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debentures or other debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Shares or the value of securities of or the performance of specified Subsidiaries. The Committee shall determine the terms and conditions of such Awards. Awards for which Participants are required to pay consideration, and Shares delivered pursuant to an Award in the nature of a purchase right granted under this
Section 6(h), shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award, shall also be authorized pursuant to this Section 6(h).

           7. CERTAIN PROVISIONS APPLICABLE TO AWARDS.

           (a) STAND-ALONE, ADDITIONAL, TANDEM, AND SUBSTITUTE AWARDS. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award or any award granted under any other plan of the Company, a Subsidiary, or a business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary. Awards granted in addition to or in tandem with such other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. The per share exercise price of any Option or purchase price of any other Award conferring a right to purchase Shares granted in substitution for an outstanding Award or award may be adjusted to reflect the in-the-money value of the surrendered Award or award.

           (b) BUYOUT PROVISIONS. The Committee may at any time offer to buy out any previously granted Award for a payment in cash, Shares, other Awards, or other property based on such terms and conditions as the Committee shall determine and communicate to the Participant at the time that such offer is made.

           (c) TERM OF AWARDS. The term of each Award shall be for such period as may be determined by the Committee; PROVIDED, HOWEVER, that in no event shall the term of any ISO or an LSAR granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

           (d) FORM OF PAYMENT UNDER AWARDS. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary upon the grant or exercise of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments denominated in Shares.

           (e) EXEMPTIONS FROM SECTION 16(B) LIABILITY. With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction by such a Participant is exempt from liability under Rule 16b-3 or another applicable exemption, except that this provision shall not limit sales by such a Participant, and such a Participant may engage in other non-exempt transactions under the Plan if written notice is given to the Participant regarding the non-exempt nature of such transaction. The Committee may authorize the Company to repurchase any Award or shares of Stock resulting from any Award in order to prevent a Participant who is subject to Section 16 of the Exchange Act from incurring liability under Section 16(b). Unless otherwise specified by the Participant, equity securities or derivative securities acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

           (f) INSTALLMENT PAYMENT ARRANGEMENTS. Upon grant or exercise of an Award, the Committee may, in its discretion, permit the payment of any exercise or purchase price or other consideration, in whole or in part, in installments, subject to the terms of this Section 7(f). Each such installment payment arrangement will be evidenced by a promissory note, the terms and conditions of which shall be determined by the Committee subject to the following: (a) the maximum term of any note shall be 15 years from date of the original payment obligation, (b) the minimum interest rate with respect to amounts loaned hereunder shall be such rate as may be determined by the Committee from time to time, but in no event shall such rate be less than the rate required to avoid imputation of interest (or original issue discount) under Section 483 or any similar provision of the Code, (c) the note shall be secured as and to the extent determined by the Committee, but the employee shall be personally liable despite any security pledged, (d) the note may be prepaid in full or in part at any time without penalty, and (e) the unpaid principal and interest of any note will become due and payable on the earlier to occur of the sale of any Shares in connection with which the payment obligation was incurred and 30 days after the Participant's employment with or service to the Company or its subsidiaries terminates (unless the Committee, in its discretion, extends the note for an additional period, and provided that the Committee may alter the terms required by this provision if necessary so that the loan is not directly or indirectly secured by Shares). In addition, the Committee may authorize the Company to make, guarantee, or arrange for a loan or loans to a Participant to enable the Participant to pay any federal, state, or local income or other taxes due in connection with an Award. The Committee shall have the authority to forgive repayment of any note or loan authorized hereunder, including interest thereon. Any arrangement under this Section 7(f) entered into to permit a Participant to purchase or carry securities shall comply with the applicable provisions of Regulation U promulgated by the Federal Reserve Board, and arrangements shall be entered into and continue only to the extent that such arrangements otherwise shall comply with all applicable laws, regulations, and contractual obligations of the Company.

           8.         PERFORMANCE AWARDS.

           (a) PERFORMANCE CONDITIONS. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Section 8(b) in the case of a Performance Award intended to qualify under Code Section 162(m).

           (b) PERFORMANCE AWARDS GRANTED TO DESIGNATED COVERED EMPLOYEES. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee is intended to qualify as "performance-based compensation" for purposes of Code
Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8(b).

                     (i) PERFORMANCE GOALS GENERALLY. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 8(b). Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain." The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

                     (ii) BUSINESS CRITERIA. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or business units of the Company (except with respect to the total stockholder return and similar measures applicable to the Company as a whole), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per common share; (2) revenues; (3) cash flow, free cash flow, or cash flow return on investment; (4) return on net assets, return on assets, return on investment, return on investment capital, or return on equity; (5) value created; (6) operating margin; (7) consolidated net income before or after taxes, pretax earnings, pretax earnings before interest, depreciation and amortization, pretax operating earnings after interest expense, operating earnings, or net cash provided by operations; (8) stock price or total stockholder return; (9) sales above a specified threshold or in relation to prior periods; and (10) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures; provided that the Committee may specify that any such criteria shall be measured before or after extraordinary or non-recurring items, before or after service fees, or before or after payments of Awards under the Plan. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

                     (iii) PERFORMANCE PERIOD; TIMING FOR ESTABLISHING PERFORMANCE GOALS. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for "performance-based compensation" under Code Section 162(m).

                     (iv) PERFORMANCE AWARD POOL. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 8(b)(iii). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

                     (v) SETTLEMENT OF PERFORMANCE AWARDS; OTHER TERMS. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this
           Section 8(b). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of Performance Awards.

           (c) WRITTEN DETERMINATIONS. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the achievement of performance goals relating to Performance Awards, and the amount of any final Performance Award shall be recorded in writing, except in the case of Performance Awards not intended to qualify under
Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied. The Committee may not delegate any responsibility relating to such Performance Awards, and the Board shall not perform such functions at any time that the Committee is composed solely of members who qualify as "outside directors" under the Section 162(m) regulations.

           9.         CHANGE IN CONTROL PROVISIONS.

           (a) ACCELERATION PROVISIONS. In the event of a "Change in Control," as defined in this Section 9, the following acceleration provisions shall apply:

                     (i) Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested at the time of the Change in Control, subject only to the restrictions set forth in Section 12(a);

                     (ii) The restrictions, deferral of settlement, and forfeiture conditions applicable to any Award shall lapse and any Award not covered by Section 9(a)(i) shall be deemed fully vested at the time of the Change in Control, except to the extent of any waiver by the Participant and subject to the restrictions on dispositions of equity securities set forth in Section 12(a);

                     (iii) With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, such performance goals and other conditions will be deemed to be met at maximum performance unless otherwise provided by the Committee in the Award Agreement or otherwise, subject to the restrictions on dispositions of equity securities set forth in Section 12(a).

           (b) DEFINITION OF "CHANGE IN CONTROL". For purposes of the Plan, a "Change in Control" shall have occurred if at any time prior to the expiration or termination of the last Award remaining outstanding under the Plan:

                     (i) The stockholders of the Company approve a merger or consolidation of which the Company is not the surviving corporation, or a sale or disposition of all or substantially all of the Company's assets or a plan of complete liquidation of the Company;

                     (ii) A tender offer or exchange offer for securities of the Company is made by any person (as such term is used in Section 13(d) and 14(d)(3) of the Exchange Act), other than any person who is a member of the Existing Board of Directors of the Company, as defined, with the intent to take over and control the Company;

                     (iii) Any person, other than any person who is a member of the Existing Board of Directors is or becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of Shares representing 25% or more of the combined voting power of the Company's then outstanding securities; or

                     (iv) The persons constituting the Existing Board of Directors cease for any reason whatsoever to constitute at least a majority of the Company's Board of Directors;

PROVIDED, HOWEVER, that no Change in Control shall be deemed to have occurred with respect to any Award (other than an ISO or an LSAR in tandem with an ISO if the exercise of discretion under this provision would cause such ISO to lose its status as an incentive stock option) if the Board shall determine, prior to the occurrence of the event specified in Section 9(b)(i) through (iv) hereof, that such event shall not constitute a Change in Control for purposes of the Plan; and PROVIDED FURTHER, that a Change in Control shall not include increases in the percentage of voting power of persons who beneficially own or control Shares or other outstanding securities of the Company which occur solely as a result of a reduction in the amount of Shares or other securities outstanding or as a result of the exercise of Options or vesting of Awards granted hereunder.

           (c) DEFINITION OF "EXISTING BOARD OF DIRECTORS". For purposes of the Plan, the term "Existing Board of Directors" shall mean the persons constituting the Board of Directors of the Company on the date of adoption of the Plan, together with each new Director whose election, or nomination for election by the Company's stockholders, is approved by a vote of the majority of the members of the Existing Board of Directors who are in office immediately prior to the election or nomination of such Director.

           10. ADJUSTMENTS. In the event that the Committee shall determine that any large, special and non-recurring dividend or distribution in the form of cash or property other than Shares, recapitalization, forward or reverse split, Share dividend or distribution, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of Shares which may thereafter be delivered in connection with Awards, (ii) the number and kind of Shares that may be delivered or deliverable in respect of outstanding Awards, (iii) the number of Shares with respect to which Awards may be granted to a given Participant in the specified period as set forth in Section 5, and (iv) the exercise price, grant price, or purchase price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award; PROVIDED, HOWEVER, in each case, that, with respect to ISOs, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles, or tax rates and regulations or business conditions. The foregoing adjustments are intended to be objectively determinable and nondiscretionary and, as such, consistent with the qualification of Awards as "performance-based compensation" under Section 162(m) of the Code, and shall be construed accordingly. To the extent it shall be determined, based on an opinion of counsel, that any such adjustment would likely cause compensation relating to an Award to a Covered Employee intended to qualify as "performance-based compensation" under Code Section 162(m) to fail to be deductible under Section 162(m), such adjustment shall not be authorized or made.

           11.        ADDITIONAL AWARD FORFEITURE PROVISIONS

           (a) FORFEITURE OF OPTIONS AND OTHER AWARDS AND GAINS REALIZED UPON PRIOR OPTION EXERCISES. Unless otherwise determined by the Committee, each Award granted hereunder to an employee, prospective employee, consultant or other service provider shall be subject to the following additional forfeiture conditions, to which each such Participant who accepts an Award hereunder shall agree. If any of the events specified in Section 11(b)(i), (ii), or (iii) occurs, all of the following forfeitures will result:

                     (i) The unexercised portion of the Option, whether or not vested, and any other Award not then settled (except for an Award that has not been settled solely due to an elective deferral by the Participant) will be immediately forfeited and cancelled upon the occurrence of such event; and

                     (ii) The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Option Gain (as defined herein) realized by Participant upon each exercise of an Option that occurred on or after (A) the date that is six months prior to the occurrence of such event, if such event occurred while Participant was employed by or providing services to the Company or a Subsidiary, or (B) the date that is six months prior to the date the Participant's employment by or service to the Company or a Subsidiary terminated, if the event occurred after the Participant ceased to be so employed. For purposes of this Section, the term "Option Gain" in respect of a given exercise shall mean the product of (X) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the Option was exercised at that date.

           (b) EVENTS TRIGGERING FORFEITURE. The forfeitures specified in
Section 11(a) will be triggered upon the occurrence of any one of the following events at any time during Participant's employment by or service to the Company or a Subsidiary or during the one-year period following termination of such employment or service (but not later than 18 months after the Award terminates or, in the case of an Option, is fully exercised):

                     (i) Participant, acting alone or with others, directly or indirectly, prior to a Change in Control, (A) engages (either as employee, employer, owner, investor, partner, stockholder, consultant, advisor, or director) in any business in an area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a Subsidiary; (B) induces any customer or supplier of the Company or a Subsidiary with whom Participant has had contacts or relationships, directly or indirectly, during and within the scope of his employment by or service to the Company or any Subsidiary, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any Subsidiary; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a Subsidiary to terminate such employment or service;

                     (ii) Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any Subsidiary, any proprietary information of the Company or any Subsidiary so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process, or Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its Subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process; or

                     (iii) Participant fails to cooperate with the Company or any Subsidiary by making himself or herself available to testify on behalf of the Company or such Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any Subsidiary in any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such Subsidiary, as reasonably requested.

           (c) AGREEMENT DOES NOT PROHIBIT COMPETITION OR OTHER PARTICIPANT ACTIVITIES. The conditions set forth in this Section 11 and Participant's agreement thereto do not prohibit Participant from engaging in any activity, including but not limited to competition with the Company and its Subsidiaries. Rather, the non-occurrence of events set forth in Section 11(b) is a condition to Participant's right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if Participant engages in an activity giving rise to any such event, which events and activities are hereby acknowledged to be harmful to the Company, are the forfeitures specified herein. The Company and Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of
Section 11(a) and 11(b).

           (d) RIGHT OF SETOFF. Participant agrees that the Company or any Subsidiary may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a Subsidiary may owe to Participant from time to time, including amounts owed as wages or other compensation, fringe benefits, or other amounts owed to Participant, such amounts as may be owed by Participant to the Company under Section 11(a), although Participant shall remain liable for any part of Participant's payment obligation under Section 11(a) not satisfied through such deduction and setoff.

           (e) COMMITTEE DISCRETION. The Committee may, in its discretion, waive in whole or in part the Company's right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards relating to the matters covered by this Section 11, by inclusion of appropriate provisions in the agreement evidencing any such Award.

12.         GENERAL PROVISIONS.

           (a) COMPLIANCE WITH LEGAL AND EXCHANGE REQUIREMENTS. The Company shall not be obligated to deliver Shares upon the exercise or settlement of any Award or take other actions under the Plan until the Company shall have determined that applicable federal and state laws, rules, and regulations have been complied with and such approvals of any regulatory or governmental agency have been obtained and contractual obligations restricting Awards to which the Company may be subject have been satisfied. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange listing or registration or qualification of such Shares or other required action under any federal or state law, rule, or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares under the Plan. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Shares or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

           (b) NONTRANSFERABILITY. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee and subject to any terms and conditions which the Committee may impose thereon. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

           (c) NO RIGHT TO CONTINUED EMPLOYMENT OR SERVICE. Neither the Plan nor any action taken hereunder shall be construed as creating any contract of employment between the Company or any of its Subsidiaries and any employee or Participant or otherwise giving any employee or Participant the right to be retained in the employ of or in service to the Company or any of its Subsidiaries, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or service of any employee or Participant at any time.

           (d) TAXES. In the event that the Company or any of its Subsidiaries shall be required to withhold any amounts by reason of any federal, state, or local tax law, rule, or regulation or by reason of the grant or exercise of any Award, the Company or its Subsidiaries shall be entitled to deduct and withhold such amounts from any other cash payment or payments to be made by the Company or its Subsidiaries (including from payroll) to such person. In any such event, the Participant shall make available to the Company or its Subsidiaries, promptly when required, sufficient funds to meet the Company's or Subsidiary's requirement of such withholding; and the Company shall be entitled to take such steps as the Committee may deem advisable in order to have such funds available to the Company or its Subsidiary at the required time or times. This authority of the Committee shall include authority to withhold or receive Shares or other property, on a mandatory basis or at the election of the Participant, and to make cash payments in respect thereof in satisfaction of a Participant's mandatory withholding obligations. No authority to withhold is conferred under the Plan to the extent that, solely due to such authority, an Award would be accounted for as a "variable" award under Accounting Principles Board (APB) Opinion No. 25.

           (e) CHANGES TO THE PLAN. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company's stockholders at or before the next annual meeting of stockholders for which the record date is after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; PROVIDED, HOWEVER, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially impair the rights of such Participant under any Award theretofore granted to him.

           (f) NO RIGHTS TO AWARDS; NO STOCKHOLDER RIGHTS. Nothing contained in the Plan shall be deemed to give any person eligible to receive an Award hereunder, or any heir, distributee, executor, administrator or personal representative of any such person, any interest or title to any specific property of the Company, or any of its Subsidiaries, or any other right against the Company or any of its Subsidiaries other than as set forth in the Plan. Neither the establishment of the Plan nor any other action taken now or at any time with regard thereto shall be construed as giving any person whatsoever any legal or equitable right against the Company unless such right shall be specifically provided for in the Plan. There is no obligation for uniformity of treatment of Participants and employees under the Plan. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Shares are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award.

           (g) UNFUNDED STATUS OF AWARDS; CREATION OF TRUSTS. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; PROVIDED, HOWEVER, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. If and to the extent authorized by the Committee, the Company may deposit into such a trust Shares for delivery to the Participant in satisfaction of the Company's obligations under any Award. If so provided by the Committee, upon such a deposit of Shares or other assets for the benefit of a Participant, there shall be substituted for the rights of the Participant to receive delivery of Shares and other payments under this Agreement a right to receive the assets of the trust (to the extent that the deposited Shares or other assets represented the full amount of the Company's obligation under the Award at the date of deposit). The trustee of the trust may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

           (h) NONEXCLUSIVITY OF THE PLAN. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.



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           (i) BINDING EFFECT. The provisions of the Plan shall be binding upon the heirs, distributees, executors, administrators and personal representatives of any person participating under the Plan. Any person claiming any rights under the Plan as a beneficiary or otherwise through a Participant shall be subject to all of the terms and conditions of the Plan and any additional terms and conditions as may be imposed by the Committee.

           (j) NO FRACTIONAL SHARES. No fractional Shares shall be issued pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

           (k) COMPLIANCE WITH CODE SECTION 162(M). It is the intent of the Company that Options granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 8 shall constitute qualified "performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder (including Treasury Regulation 1.162-27). Accordingly, the terms of Sections 8(b), (c), and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards, as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any agreement relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

           (l) GOVERNING LAW. The Plan and all related documents shall be governed by, and construed in accordance with, the laws of the State of Delaware (except to the extent provisions of federal law may be applicable). If any provision hereof shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

           (m) AWARDS TO PARTICIPANTS OUTSIDE THE UNITED STATES. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant's residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 12(m) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.



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           (n) EFFECTIVE DATE; PLAN TERMINATION. The Plan became effective as of
March 31, 1994. Unless earlier terminated by action of the Board of Directors, the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan. This amendment and restatement of the Plan shall become effective if, and at such time as, the stockholders of the Company have approved it by the affirmative votes of the holders of a majority of the voting securities of the Company present, or represented, and entitled to vote on the subject matter at a duly held meeting of stockholders. Awards granted prior to the effectiveness of this amendment and restatement will be governed by the terms of the Plan as amended and restated, except that, if and to the extent that such amended and restated terms would cause such an Award to be deemed regranted under generally accepted accounting principles, and to the extent that the terms of the Plan were more favorable to the Participant prior to the amendment and restatement, the Award shall remain governed by the terms of the Plan which would have applied to the Award without regard to the amendment and restatement of the Plan.






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